Exhibit 10.30

EMPLOYMENT AGREEMENT

SUNLINK HOMECARE SERVICES, LLC (the “Company”), and George D. Shaunnessy (“Executive”) enter into this Employment Agreement (the “Agreement”) as of _______ ___, 2008, but effective as of the Closing Date under that certain Stock Purchase Agreement dated as of April 22, 2008 by and among Carmichael’s Cashway Pharmacy, Inc. (the “Subsidiary”), the Stockholders of Carmichael’s Cashway Pharmacy, Inc. and SunLink Healthcare Services, LLC (the “Stock Purchase Agreement”). Such Closing Date under the Stock Purchase Agreement and the effective date of this Agreement each is hereinafter referred to as the “Effective Date”).

WHEREAS, on the Effective Date, the Subsidiary shall become a wholly-owned subsidiary of the Company and an indirect subsidiary of SunLink Health Systems, Inc. (“Parent”);

WHEREAS, the Company desires to employ Executive and Executive desires to accept employment with the Company as of the Effective Date under the terms and conditions set forth herein; and

WHEREAS, the Company and Executive desire to set forth in writing the covenants, terms and conditions of their agreement and understanding as to such employment.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2. TERM OF EMPLOYMENT.

Executive’s employment with the Company and the performance of this Agreement shall be deemed to have commenced on the Effective Date and shall end on the third (3rd) anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 5 of this Agreement. At the end of the Initial Term (and each successive term, if any) of this Agreement, this Agreement (unless earlier terminated pursuant to Section 5) shall automatically renew for additional one (1) year terms unless terminated upon at least six (6) months prior written notice to Executive or otherwise terminated pursuant to Section 5 prior to the expiration of the term then in effect (the Initial Term and any subsequent term hereinafter the “Employment Term”).

3. DUTIES AND RESPONSIBILITIES.

(a) Certain Duties and Responsibilities. The Company hereby employs Executive, and Executive hereby accepts employment, as President of the Company. Executive’s responsibilities will include those as outlined in Exhibit A. Executive shall also be responsible for such other managerial or executive position(s) as may from time to time be specified by Parent.

(b) Certain Obligations. Executive agrees to serve in such capacities and to faithfully and diligently perform such duties, responsibilities and services that are incidental thereto, as well as such other duties, responsibilities and services as may be prescribed or requested from time to time by the chief executive officer of Parent or his designee or by the Board of Directors of the Company (“Board of Directors”) or the board of directors of the Parent. Executive shall report directly to the chief executive officer of Parent and shall devote his full time, attention and best efforts to the performance of his duties, responsibilities and services to the Company in a lawful manner and in accordance with the policies and procedures of the Company and instructions from the chief executive officer of Parent or his designee or by the Board of Directors. Executive may participate in outside charitable and/or civic activities provided that such activities (i) do not violate the restrictive covenant requirements set forth in Section 6 below, and (ii) are not inconsistent with Executive’s duties under this Agreement and will not be disadvantageous to the Company. While employed by the Company, Executive agrees not to engage in any other employment, occupation, consulting or other business activity and will not engage in any activity that conflicts with the Executive’s obligations to the Company, without prior express written approval of the Board of Directors.

(c) Compliance with Laws and Policies. Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; and (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions.

4. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $285,000 per year (pro rated for any partial year) or such higher rate as may be determined based upon an annual review by the Compensation Committee of the board of directors of the Parent (“Base Salary”). Such Base Salary shall be paid in substantially equal monthly installments in accordance with the Company’s payroll policies.

(b) Benefit Plans, Fringe Benefits and Vacations. Executive shall be eligible to participate in or receive benefits under employee benefit or fringe benefit plans, including health, dental and disability insurance, generally made available by (i) the Company to its executives or (ii) by Parent to officers of its subsidiaries, in each case without duplication Executive’s entitlement to such benefits shall be determined in accordance with Company policy as established or approved from time to time by the Board of Directors and/or the board of directors of the Parent and the eligibility requirements of such plans.

(c) Expense Reimbursement. The Company shall reimburse Executive for such of the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement as shall be reimbursable in accordance with the Company’s policies and practices applicable to executives, provided at all times that such expenses are incurred and accounted for in accordance with the Company’s policies. In no event shall Executive be entitled to reimbursement of an expense the proof for which is submitted more than 45 days following the close of the fiscal year in which such expense was incurred.

(d) Annual Bonus Plans. Executive shall be eligible for the fiscal year ending June 30, 2008 (prorated) and thereafter to be considered for an annual performance bonus of up to 60% of his Base Salary in the discretion of the Compensation Committee of the board of directors of Parent a portion of which may be discretionary and a portion of which may be based on attainment of performance objectives approved by the Board of Directors of the Company with the consent of Parent, in its sole and absolute discretion, and Executive’s contributions to the attainment of those objectives. Such bonuses, if any, shall be awarded and payable in accordance with management incentive plans of Parent applicable to executive officers of the Company. The criteria for such bonus shall be established from time to time by the Compensation Committee of the Board of Directors of Parent based upon substantially the same criteria as annual cash bonuses generally awarded to executive officers of the Parent, which may take into account, among other things, intrinsic differences in job duties and responsibilities. Any actual bonus award shall be in such amount and payable in such manner, and otherwise be on such terms, as are determined by the Compensation Committee of the Board of Directors of Parent.

Any provision to the contrary notwithstanding, the Company will make all payments under this Section 4(d) not later than September 15 of the fiscal year following the end of the fiscal year in which the payments are no longer subject to a substantial risk of forfeiture; provided that if calculation of the payment amount is not administratively practicable due to events beyond the Company’s control or if the Company has insufficient funds so that such payment would jeopardize the solvency of the Company, the payment may be delayed until the first fiscal year in which the payment is administratively practicable and the funds of the Company are sufficient.

(e) Stock Options. Executive shall be eligible to be considered for an annual grant of stock options entitling the Executive to purchase shares of common stock of Parent (“Options”) as may from time to time be approved by the Compensation Committee of the board of directors of Parent. The criteria for such awards shall be based upon substantially the same criteria as Option grants generally awarded to subsidiary employees of Parent, which may take into account intrinsic differences in job duties and responsibilities.

(f) Closing Stock Options Bonus. The chief executive officer of Parent will recommend to the Compensation Committee of Parent that Executive be granted, as of the date of this Agreement or at the next scheduled meeting of such Compensation Committee, nonqualified stock options entitling Executive to purchase that number of shares of common stock of Parent with exercise prices and vesting terms as set forth on Exhibit B. Such stock options shall be awarded pursuant to a stock option award agreement of Parent containing such terms as are generally applicable to other subsidiary employees of the Parent, except as may otherwise be provided in Exhibit B.

(g) Closing Cash Bonus. Upon the closing of the transactions contemplated by the Stock Purchase Agreement, Executive will receive a cash bonus of $100,000 which will be paid promptly after the closing of the transaction contemplated by the Stock Purchase Agreement, but in no event shall such cash bonus be paid later than September 15 of the fiscal year following the end of the fiscal year in which such transactions closed.

5. TERMINATION OF EMPLOYMENT.

Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5:

(a) Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death. In such event, Executive’s estate shall be entitled to receive any earned and unpaid Base Salary, prorated through the date of death. If, in the judgment of the Board of Directors of Parent, Executive is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or Parent (“Disabled” or “Disability”), then Executive acknowledges that he would be unable to perform the essential functions of his job and the Company may terminate the Executive’s employment upon written notice to Executive. The date of Disability shall be the date specified by the Board of Directors of the Company in the written notice provided to Executive by the Company. In the event of termination due to Disability, Executive shall be entitled to receive any earned and unpaid Base Salary, prorated through the date of Disability. While receiving Disability income payments under any Company or Parent Disability income plan, Executive shall not be entitled to receive any Base Salary hereunder, but shall continue to participate in the Company’s benefit plans, to the extent permitted by such plans, until the termination of his employment. Termination of his employment for Disability shall not restrict or limit the Executive’s opportunity to receive continued benefits under the Company’s then existing Disability plans(s) in accordance with and to the extent as may be provided by the terms of such plan(s).

(b) Termination Without Cause. This Agreement may be terminated by Executive or by the Company at any time, for any reason or without cause or reason, by giving thirty (30) days prior written notice to the other party. In the event the Company terminates Executive’s employment without “Cause” (other than due to Executive’s death or Disability), then Executive shall be entitled to any earned and unpaid Base Salary prorated through the date of termination and severance pay in the form of continuation of payment of his annualized base salary for a period equal to the remaining current term of the Agreement, which shall be paid in accordance with the Company’s regularly scheduled payroll practices and subject to any and all applicable taxes and statutory deductions.

(c) Termination For Cause. This Agreement may be immediately terminated by the Company for “Cause” without notice at any time and without further obligation, except for Base Salary earned through the date of termination, for any of the following reasons: (i) fraud, misrepresentation, or dishonesty; (ii) indictment or conviction of Executive for criminal acts or conduct or the entering by Executive of a plea of “guilty”, “no contest”, or “nolo contendere” to any crime involving dishonesty or moral turpitude; (iii) repeated (after notice) inattention to or failure in any material respect to properly and adequately perform duties and responsibilities assigned to Executive by the Company, such performance to be judged in the Board of Directors of the Company’s discretion; (iv) substance abuse or intentional misconduct; or (v) the engaging by Executive in any act or activity prohibited under the terms of this Agreement which is not discontinued and the effects thereof cured to the satisfaction of the Company and Parent within 10 days after notice thereof from the Company or Parent.

(d) Delay in Payments. Any provision in this Agreement to the contrary notwithstanding, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”), any cash or in-kind payments which constitute a “deferral of compensation” under Code Section 409A and which would otherwise become due under this Agreement during the first six (6) months (or such longer period as required by Code Section 409A) after termination of the Executive’s employment for reasons other than death or Disability shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the date of termination of employment, and all subsequent payments shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from the Company for such amounts in the seventh (7th) month as described above. The above delay shall not apply to any payments that are excepted from coverage by Code Section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4).

(e) Definition of Termination. “Termination of employment” and “termination” as used in this Agreement to determine the date of any payment, shall mean the date of the Executive’s “separation from service” as defined by Code Section 409A.

6. RESTRICTIVE COVENANTS.

(a) Confidentiality. Executive acknowledges that the Company through the Subsidiary and otherwise is engaged in the Home Care Business as more fully defined and set forth on Exhibit C. Executive further acknowledges that in order to conduct the Home Care Business, the Company and its Affiliates own and use Confidential Information (as hereinafter defined) as well as trade secrets. Executive agrees that, both during and after termination of his employment for any reason, Executive will hold in a fiduciary capacity for the benefit of the Company and its Affiliates, and shall not, without the prior written consent of Parent and the Company, directly or indirectly use (for his own benefit or for the benefit of any other person or entity) or disclose, except as authorized by the Company in connection with the performance of Executive’s duties, any Confidential Information, as defined hereinafter, that Executive may have or acquire (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Information) during the term of, or in connection with, his employment. The term “Confidential Information” as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Executive by the Company or known by him as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

(i) financial information, such as the earnings, assets, debts, prices, fee structures, volumes of purchases or sales or other financial data of the Company and its Affiliates, whether relating to Company or its Affiliates generally, or to particular products, services, geographic areas, or time periods;

(ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company or its Affiliates, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company or its Affiliates, the details of which are not generally known;

(iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Company or its Affiliates, marketing forecasts or results of marketing efforts or information about impending transactions;

(iv) personnel information, such as Executives’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other Executive information;

(v) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company or its Affiliates, status of customer accounts or credit, or related information about actual or prospective customers; and

(vi) information provided to the Company or its Affiliates by a third party under an obligation of confidentiality.

The term “Confidential Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or its Affiliates or the customer to which such information pertains; or information already known to Executive at the time of such disclosure to him and under circumstances where Executive had no other duty of confidentiality to the Company or its Affiliates or third parties with respect to the disclosed information, if such pre-existing knowledge is documented by a written, dated record in Executive’s possession before the date of the disclosure of Confidential Information to Executive; or subsequently received by Executive in good faith from a third party having the prior right to make such disclosure and authorize its public disclosure.

The covenants contained in this Section 6 shall survive the termination of Executive’s employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Executive’s obligations of confidentiality and non-disclosure as set forth in this Section 6 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of the Company and its Affiliates are in addition to those rights the Company or its Affiliates have under the common law or applicable statutes for the protection of trade secrets.

(b) Non-Solicitation: Employees or Sales Representatives. During the Executive’s employment and for two (2) years immediately following cessation of Executive’s employment with the Company for any reason, Executive will not solicit or in any manner encourage employees of the Company or Parent or their respective Affiliates to leave the employ of the Company. The foregoing prohibition applies only to employees with whom Executive had Material Contact pursuant to Executive’s duties during the twelve (12) month period immediately preceding cessation of Executive’s employment with the Company. “Material Contact” under this subsection means interaction between the Executive and another employee of the Company or Parent or their respective Affiliates: (i) with whom Executive actually dealt; or (ii) whose employment or dealings with the Company or Parent or their respective Affiliates or services for the Company or Parent or their respective Affiliates were handled, coordinated or supervised by the Executive.

(c) Non-Solicitation; Customers. During Executive’s employment and for two (2) years immediately following cessation of Executive’s employment with the Company for any reason, Executive shall not, on Executive’s own behalf or on behalf of any Person (except the Company or Parent or their respective Affiliates), solicit any customer of the Company or Parent or their respective Affiliates, or any representative of any customer of the Company with a view to selling or providing any product, equipment or service competitive with any product, equipment or service sold or provided by the Company in the Home Care Business during the twelve (12) month period immediately preceding cessation of Executive’s employment with the Company; provided that the restrictions set forth in this section shall apply only to customers of the Company or Parent or their respective Affiliates, or representatives of customers of the Company or Parent or their respective Affiliates with whom Executive had Material Contact during such twelve (12) month period. “Material Contact” under this subsection exists between Executive and each of the customers of the Company or of the Parent or of their respective Affiliates: (i) with whom Executive actually dealt for a business purpose while employed by the Company or to further a business relationship between the customer and the Company or Parent or their respective Affiliates, including, without limitation, those customers and potential customers to which the Company or Parent or their respective Affiliates have submitted a proposal to provide products or services as to which Executive had material involvement; (ii) whose dealings with the Company or Parent or their respective Affiliates were handled, coordinated or supervised by Executive; or (iii) about whom Executive obtains or has obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company or Parent or their respective Affiliates; or (iv) as to any customer which receives or has received products or services from the Company or Parent or their respective Affiliates, the sale or provision of which results, or has resulted, in earnings or income being included in the calculation of any performance based compensation of Executive.

(d) Non-Compete. Executive shall comply with the non-compete covenant set forth in Exhibit C hereto.

(e) Survival; Tolling of Period of Restraint. Notwithstanding the termination of this Agreement, Executive hereby expressly agrees that (i) the provisions contained in this Section 6 shall survive for the periods necessary to give effect to the provisions thereof, and (ii) any purported violation of the restraints set forth in this Section 6 shall automatically toll and suspend the period of the restraint and extend the term of this Agreement for the amount of time from the date Executive or Company or an Affiliate commences litigation with respect to the enforceability of such provisions and/or such purported violation until a final, non-appealable decision is rendered or the parties otherwise resolve the purported violation; provided that the applicable period of restraint shall not be extended unless there shall have been a violation of the restraints set forth in the applicable section at issue during such period of time.

(f) Acknowledgements Executive hereby acknowledges and agrees that the restrictions contained in Section 6 and Exhibit C are fair and reasonable and necessary for the protection of legitimate business interests of the Company, Parent and their respective Affiliates. Executive acknowledges that in the event the Executive’s employment with the Company terminates for any reason, the Executive will be able to earn a livelihood without violating the restrictions contained in Section 6 and Exhibit C and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to the Executive’s employment and continued employment with the Company.

7. NON-DISPARAGEMENT.

Executive covenants and agrees that during the course of his employment by the Company or at any time thereafter during which Executive is receiving payments or other benefits of any kind from the Company or Parent or their respective Affiliates, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or Parent or their respective Affiliates or any of their employees, members of their board of directors or agents, nor shall Executive assist any other Person, in so doing.

8. CONFLICT OF INTEREST.

Executive may not use his position, influence, knowledge of confidential information or the Company assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective customer without disclosure and written approval from the Board is strictly prohibited and constitutes Cause for dismissal.

9. ENFORCEMENT OF COVENANTS.

(a) Termination of Employment and Forfeiture of Compensation. Executive agrees that in the event that the Company determines that he has breached any of the covenants set forth in Section 6 above during his employment, the Company shall have the right to terminate his employment for Cause.

(b) Injunctive Relief. Executive understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, the Company, Parent and one or more of their respective Affiliates will suffer irreparable injury for which there is no adequate remedy at law and the Company, Parent and one or more of their respective Affiliates will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach. The Executive further acknowledges, however, that the Company, Parent and one or more of their respective Affiliates shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

(c) Executive’s Obligations Upon Termination. Upon the termination of Executive’s employment hereunder for whatever reason, Executive shall automatically tender Executive’s resignation from any office Executive may hold with the Company, Parent or their respective Affiliates (whether as an officer, director or otherwise), and Executive shall not at any time thereafter represent himself to be connected or to have any connection with the Company, Parent or any of their respective Affiliates.

10. WITHHOLDING OF TAXES.

The Company, Parent and their respective Affiliates shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes. To the extent that the Company determines that any compensation or benefits cannot be used to satisfy any such withholding obligation, Executive agrees to promptly satisfy such withholding by providing a check for any shortfall to the Company or its designee.

11. ARBITRATION.

All claims, disputes or controversies arising out of or relating to Executive’s employment or cessation of employment with the Company, benefits provided by Parent or their respective Affiliates or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Executive is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Executive’s employment by the Company was illegally terminated) shall be settled exclusively by final and binding arbitration before a neutral arbitrator through arbitration administrated by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator may be entered by any court having competent jurisdiction thereof, with costs of the arbitration proceeding and the arbitrator’s fees to borne by the Company. By way of example only, such claims include claims under federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, and contract and tort laws. Any payments which would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Internal Revenue Code. The Company and Executive each consents and submits to the personal jurisdiction and venue of the trial courts of Cobb County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to order and award, among other things, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude the Company from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as the Company may determine is necessary or appropriate. This Section must be initialed below by Executive and on behalf of the Company.

Executive	Company	Date

12. NO CLAIM AGAINST ASSETS.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or Parent or any of their respective Affiliates or as imposing any trustee relationship upon the Company or Parent or any of their respective Affiliates in respect of Executive. Neither the Company nor the Parent nor any of their respective Affiliates shall be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of any obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company.

13. SUCCESSORS AND ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 13 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

14. ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company, Parent or any of their subsidiaries or Affiliates relating to the terms of Executive’s employment, including benefits with respect thereto. It may not be amended except by a written agreement signed by both Executive and the Company.

15. GOVERNING LAW.

This Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the domestic substantive laws of, the State of Georgia, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction. Employee acknowledges and agrees that the foregoing shall apply regardless of the office or location where he may be employed by the Company from time to time.

16. NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by confirmed facsimile or confirmed electronic mail or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

c/o SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339

Attn: Robert M. Thornton, Jr.

President and Chief Executive Officer

Telephone No.: (770) 933-7000

Telecopy No.: (770) 933-7010

To Executive:

At the address set forth on the signature page of this Agreement

17. MISCELLANEOUS.

(a) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) Assistance in Litigation. Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company or Parent or any of their respective Affiliates in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Executive. During the Employment Term and during the period, if any, during which he receives compensation from the Company following the Employment Term, the Company shall promptly reimburse Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section and if Executive is no longer employed by Company or then receiving compensation from the Company hereunder, the Executive shall be reimbursed by the Company for Executive’s time at a rate established by the Company comparable to the rate earned by Executive during his Employment Term.

(c) Severability. The parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(d) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(e) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

(g) Null and Void. This Agreement shall be null and void and of no force and effect in the event the Stock Purchase Agreement is terminated other than in connection with the consummation of the transactions contemplated thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

SUNLINK HOMECARE SERVICES, LLC

By:

Name:

Title:

Date:

EXECUTIVE:

George D. Shaunnessy

Date:

Address:

Fax Number:

E-Mail Address:

EXHIBIT A

JOB TITLE: President of the Company

Reports to the Board of Directors of Company and to the chief executive officer of Parent.

POSITION SUMMARY:

ESSENTIAL RESPONSIBILITIES:

•	Scope of responsibilities, duties, authority as defined from time to time by the Board of Directors of the Company or the chief executive officer of the Parent.

•

Responsible for managing activities with respect to (i) identification and acquisition of additional home infusion, pharmacy, home health care and other similar or comparable businesses, (ii) general management of the Company including overall management of (A) the operations and personnel of the Company and the Subsidiary, (B) the marketing, sale and provision of home care services and (C) the acquisition, development, distribution, marketing and sale of drugs and/or similar products in connection with the Home Care Business. In addition to his duties with respect to the foregoing, Executive will have such other responsibilities as may be delegated to him from time to time by the chief executive officer or board of directors of the Parent (collectively the “Additional Duties”).

•	Responsibility for hiring and firing of non-executive personnel engaged in business of the Company and the Subsidiary.

•	Exercises discretionary authority only as authorized by either the Board of Directors, the chief executive officer of Parent or the board of directors of the Parent.

LIMITATIONS ON AUTHORITY

Notwithstanding anything in this Agreement to the contrary, Executive shall not, without the prior specific approval of either the Board of Directors of the Company, the chief executive officer of Parent or the board of directors of the Parent, take any of the following actions:

(i) hire or fire any officer or executive employee of the Company or the Subsidiary;

(ii) adjust upward or downward any annual, long-term or other compensation of any officer or executive employee of the Company or the Subsidiary;

(iii) enter into any agreement requiring the Company or the Subsidiary to make payments or to provide goods or services except (A) sale of inventory or provision of services in the ordinary course of business in accordance with the policies of the Company or the Subsidiary or (B) as may be specifically approved by either the chief executive officer of Parent or the board of directors of Parent;

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(iv) enter into any loan agreement or other credit arrangement;

(v) enter into any agreement to sell, lease, or otherwise dispose of any of the assets of the Company or the Subsidiary except the sale of inventory in the ordinary course of business;

(vi) enter into any agreement to acquire, purchase, lease or otherwise obtain any assets on behalf of the Company except (A) inventory in the ordinary course of business or (B) as approved by either the chief executive officer of Parent or the board of directors of Parent;

(vii) institute any business activities that are not (A) normally considered a part of the Home Care Business or (B) specifically contemplated by the Additional Duties;

(viii) discontinue any business activities that are normally considered a part of the Home Care Business or Executive’s Additional Duties;

(ix) authorize the filing of any petition for relief on behalf of the Company or the Subsidiary in any bankruptcy or insolvency proceeding or file or bring any litigation on behalf of the Company or the Subsidiary;

(x) amend or terminate any agreement entered into by the company or the Subsidiary in connection with the Stock Purchase Agreement; or

(xi) take any other action contrary to the Company’s and Parent’s written policies, including Code of Conduct.

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EXHIBIT B

Closing Stock Option Bonus*

A.	Type	Vesting	Exercise Price	Number of Options
	NQSO	Immediately upon closing of the transactions contemplated by the Stock Purchase Agreement	Fair market value as of the date of grant**	40,000

	NQSO	One third of the total number of Options set forth to the right per year beginning upon the first anniversary of the date of grant	Fair market value as of the date of grant	60,000

B.	Type	Vesting	Exercise Price	Number of Options
	NQSO	One fifth of the total number of Options set forth to the right per year beginning upon the first anniversary of the date of grant	Greater of (i) fair market value at date of grant or (ii) $8.00 per share**	100,000

* All stock options will be issued under one or more of Parent’s equity incentive plans, as in effect from time to time.

** In order to comply with Section 409A of the IRC, the exercise price for an option may never be less than the fair market value of the stock at the date of grant.

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EXHIBIT C

(a)	Non-Competition.

(i) During the term of this Agreement, and for a period equal to the longer of any period during which Executive shall continue to receive compensation or other remuneration (including any severance benefits payments from the Company), or two (2) years after termination of this Agreement for any reason, Executive agrees not to engage in any Competitive Activity within the Non-Compete Territory.

(ii) Executive acknowledges and agrees, based upon the nature of the Company’s business and its current activities, that the Non-Compete Territory as of the date of this Agreement currently consists of the following Parishes in the State of Louisiana: Lafayette, Jeff Davis, Acadia, Calcasieu, Vermillion, Beauregard, and St. Landry and in the States of North Carolina, South Carolina, Georgia, Florida, Alabama, Mississippi, Tennessee, Kentucky, Arkansas and Missouri where Executive has or has had, or Executive is anticipated to have, Material Contact on behalf of the Company or Parent during the term of the Agreement; provided, however, that at the time of determination, the scope of the Non-Compete Territory shall be reduced to the Executivecentric Non-Compete Territory.

(b)	Additional Definitions.

For purposes of the Agreement and this Exhibit C, the Agreement shall have the following additional definitions:

(i) “Affiliate” means Parent, any direct or indirect subsidiary of Parent or the Company and any person or entity under control of, or under common control with, Parent or Company or otherwise an “affiliate” of Company or Parent within the meaning of the Securities Exchange Act of 1934, as amended to date.

(ii) “Competitive Activity” means any activity in which the Executive directly or indirectly owns, manages, operates, controls, is employed by in a sales, executive, managerial, business development or business technology capacity (whether as an employee or independent contractor) or participates in the ownership, management, operation or control of, any business (a “Competitor”) that is engaged, either directly or indirectly, in the provision of services or products which are part of the Home Care Business to any Healthcare Entity.

(iii) “Healthcare Entity” means a pharmacy, nursing home, hospice, hospital, outpatient or ambulatory surgery or diagnostic center, physician’s office, physician’s clinic, assisted living center or rehabilitation center.

(ii) “Home Care Business” means the provision of home infusion or home health and related services and the sourcing, distribution, and sale of prescription drugs, healthcare products or equipment to any Person or Healthcare Entity.

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(v) “Material Contact” solely for purposes of this Exhibit C means communication between Executive and each customer or potential customer: (i) with whom Executive dealt, including, without limitation, those customers and potential customers to which the Company or Parent, or any of their respective Affiliates, have submitted a proposal to provide services or products as to which Executive had material involvement; (ii) whose dealings with the Company or Parent or any of their respective Affiliates were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company or Parent or any of their respective Affiliates; or who receives services or products authorized by the Company or Parent or any of t their respective Affiliates, the sale or provision of which results or resulted in earnings or income being included in any performance based compensation of Executive.

(vi) “Executivecentric Non-Compete Territory” means (i) during the term of this Agreement any parish in the State of Louisiana specified in Clause (a) (ii) above and any other geographic area outside the State of Louisiana in which the Company, Parent or any of their respective Affiliates has business or operations which will be performed, supervised by or assisted in by Executive during the term of this Agreement, or in which the Company, Parent or any of their respective Affiliates has customers or has actively sought prospective customers, in each case, with whom Executive has Material Contact while employed by the Company; and (ii) thereafter means any parish in the State of Louisiana specified in Clause (a) (ii) above and any other geographical area outside the State of Louisiana in which the Company, Parent or any of their respective Affiliates continues to have business or operations or previously had business or operations as of the date of this Agreement which were performed, supervised by or assisted in by Executive, or in which the Company, Parent or any of their respective Affiliates has customers or has actively sought prospective customers as of the date of this Agreement, in each case, with whom Executive had Material Contact while employed by the Company.

(vii) “Person” means an individual, corporation, partnership, association, trust, business trust, limited liability company, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated authority, governmental entity or other form of entity or group.

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